Exhibit 5.2

CONSENT OF EXPERT

June 23, 2014

United States Securities and Exchange Commission

Ladies and Gentlemen,

Re:	Registration Statement on Form F-10 (the "Registration Statement") of Endeavour Silver Corp. (the "Company").

I hereby consent to the use of and reference to my name and to the use of the technical information, including reserve and resource estimates, from the following technical reports of which I am the author: (i) “NI 43-101 Technical Report on the Resource and Reserve Estimates for the Guanacevi Mines Project, Durango State, Mexico” dated March 27, 2014 (effective date of December 31, 2013), (ii) “NI 43-101 Technical Report on the Resource and Reserve Estimates for the Bolañitos Mines Project, Guanajuato State, Mexico” dated March 27, 2014 (effective date of December 31, 2013), (iii) “NI 43-101 Technical Report on the Resource and Reserve Estimate for the El Cubo Mines Project , Guanajuato State, Mexico” dated March 27, 2014 (effective date of December 31, 2013), and (iv) “NI 43-101 Technical Report on the Resource Estimate for the San Sebastian Project, Jalisco State, Mexico” dated March 27, 2014 (effective date of December 31, 2013) (the "Technical Information"), including extracts from or summaries of the Technical Information, in the Registration Statement, and the documents incorporated by reference therein, and any amendments to the Registration Statement, including post-effective amendments, filed with the United States Securities and Exchange Commission pursuant to the United States Securities Act of 1933, as amended.

Sincerely,

/s/ Michael Munroe
Michael Munroe